                                                                   EXHIBIT 12.3

                                  PACCAR Inc

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    PURSUANT TO SEC REPORTING REQUIREMENTS
                            (Thousands of Dollars)


                                             Six Months Ended
                                                  June 30
                                            1997           1996
---------------------------------------------------------------------
FIXED CHARGES
  Interest expense
  PACCAR Inc and subsidiaries (1)         $  71,500      $  65,121
  Portion of rentals deemed interest          3,053          2,943
---------------------------------------------------------------------
TOTAL FIXED CHARGES                       $  74,553      $  68,064
---------------------------------------------------------------------
EARNINGS
  Income before taxes-
    PACCAR Inc and subsidiaries           $ 199,485      $ 138,392
  Fixed charges                              74,553         68,064
---------------------------------------------------------------------
EARNINGS AS DEFINED                       $ 274,038      $ 206,456
---------------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES            3.68X          3.03X
---------------------------------------------------------------------



(1) Exclusive of interest, if any, paid to PACCAR Inc.


                                       12